UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2021

SIENTRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36709	20-5551000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 South Fairview Avenue, Suite 200

Santa Barbara, CA 93117

(Address of principal executive offices, with zip code)

(805) 562-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SIEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Andrew Schmidt as Chief Financial Officer

Effective July 12, 2021 (the “Effective Date”), the board of directors (the “Board”) of Sientra, Inc. (the “Company” or “Sientra”) appointed Andrew Schmidt as Chief Financial Officer, Senior Vice President, and Treasurer of the Company (the “Effective Date”). Valerie Miller will continue to serve as the Company’s Vice President, Corporate Controller following the effectiveness of Mr. Schmidt’s appointment.

In connection with his appointment as Chief Financial Officer, the Company entered into an employment agreement with Mr. Schmidt. Under the terms of Mr. Schmidt’ employment agreement, Mr. Schmidt will receive an annual base salary of $365,000. In addition, Mr. Schmidt is eligible to receive an annual performance bonus of up to fifty percent (50%) of his then current base salary, which is determined by the achievement of certain corporate objectives as established by the Compensation Committee of the Board, and attainment of personal performance objectives according to the milestones as determined by the Chief Executive Officer.

Mr. Schmidt will be granted an initial award of restricted stock units having a fair value at issuance equal to $350,000. The RSUs will vest in three equal annual installments beginning on the first anniversary of the Effective Date.

The employment agreement also provides that in the event that Mr. Schmidt’s employment is terminated by the Company without “cause” (as defined in the employment agreement) then Mr. Schmidt will be entitled to receive the following payments and benefits pursuant to the employment agreement: (i) cash severance in the form of continuation of his then–current base salary for twelve months, (ii) a lump sum payment equal to the pro-rata portion, if any, of his then-current bonus earned as of the date of separation from service as measured by both company and individual performance, and (iii) up to twelve months of Company-paid COBRA premiums. If addition, if Mr. Schmidt’s employment is terminated by us without “cause” or he resigns for “good reason” (as defined in the employment agreement) immediately prior to or within twelve months following the closing of “change in control” of Sientra (as defined in the 2014 Plan), then in addition to the severance benefits summarized above, all of Mr. Schmidt’s then–unvested equity awards held as of the termination date will immediately vest and, if applicable, become exercisable upon such termination or resignation.

The foregoing is only a brief description of the material terms of the employment agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the employment agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Prior to joining Sientra, Mr. Schmidt, age 59, served as Chief Financial Officer of Guardion Health Sciences, Inc. (NASD: “GHSI”), a specialty health sciences company, from July 2020 until June 2021. Prior to Guardion, Mr. Schmidt served as Vice President of Finance, Chief Financial Officer and Secretary of Iteris, Inc. (NASD: “ITI”), a publicly traded technology company from March 2015 through December 2019. Prior to joining Iteris, Mr. Schmidt served as the Chief Financial Officer and Corporate Secretary of Smith Micro Software, Inc., a publicly-held provider of wireless and mobility software solutions from 2005 to May 2014. Prior to joining Smith Micro, Mr. Schmidt held CFO roles for several other public companies, including Genius Products, an entertainment company, and Mad Catz Interactive, a provider of console video game accessories. He also served as Vice President (Finance) of Peregrine Systems, a publicly-held provider of enterprise level software. Mr. Schmidt holds a B.B.A. degree in Finance from the University of Texas and an M.S. degree in Accountancy from San Diego State University.

There is no arrangement or understanding pursuant to which Mr. Schmidt was selected as Chief Financial Officer, and there are no related party transactions between the Company and Mr. Schmidt reportable under Item 404(a) of Regulation S-K.

Item 9.01.        Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated July 12, 2021, by and between the Company and Andrew Schmidt.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SIENTRA, INC.

Date: July 12, 2021	By:	/s/ Oliver Bennett
Oliver Bennett
General Counsel and Vice President